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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263


                     FINAL TERMS NO. 1693 DATED 23 MAY 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $ 5,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
   CURRENTLY TOTALING A$869,455,000.00 (A$ 869,455,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                                   Queensland Treasury Corporation

    (ii)  Guarantor:                                The Treasurer on behalf of the
                                                    Government of Queensland

2.        Benchmark line:                           2017
                                                    (to be consolidated and form a single
                                                    series with QTC 6% Global A$ Bonds due 14
                                                    September, 2017 , ISIN US748305BG31)

3.        Specific Currency or Currencies:          AUD ("A$")

4.  (i)   Issue price:                              99.744%

    (ii)  Dealers' fees and commissions paid by     No fee or commission is payable in respect
          Issuer:                                   of the issue of the bond(s) described in
                                                    these final terms (which will constitute a
                                                    "pricing supplement" for
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                                                    purposes of any offers or sales in the
                                                    United States or to U.S. persons). Instead,
                                                    QTC pays fees and commissions in accordance
                                                    with the procedure described in the QTC
                                                    Offshore and Onshore Fixed Interest
                                                    Distribution Group Operational Guidelines.

5.        Specified Denominations:                  A$1,000

6.  (i)   Issue Date:                               28th May 2007

    (ii)  Record Date (date on and from which       6 March/6 September. Security will be
          security is Ex-interest):                 ex-interest on and from 7 March/7 September

    (iii) Interest Payment Dates:                   14 March/14 September

7.        Maturity Date:                            14 September 2017

8.        Interest Basis:                           6 per cent Fixed Rate

9.        Redemption/Payment Basis:                 Redemption at par

10.       Change of Interest Basis or               Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                      Senior and rank pari passu with other
                                                    senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                  Senior and ranks pari passu with all its
                                                    other unsecured obligations

12.       Method of distribution:                   Non-syndicated

                        PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                      6 percent per annum payable semi-annually
                                                    in arrears

    (ii)  Interest Payment Date(s):                 14 March and 14 September in each year up
                                                    to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                   A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                    Not Applicable

    (v)   Other terms relating to the method of     None
          calculating
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          interest for Fixed Rate Bonds:

                               PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                  A$1,000 per bond of A$1,000 Specified
                                                    Denomination (N.B. If the Final Redemption
                                                    Amount is different from 100% of the
                                                    nominal value the Notes will be derivative
                                                    securities for the purposes of the
                                                    Prospectus Directive and the requirements
                                                    of Annex XII to the Prospectus Directive
                                                    Regulation will apply and the Issuer will
                                                    prepare and publish a supplement to the
                                                    prospectus supplement)

15.       Early Redemption Amount(s) payable on     Not Applicable
          redemption for taxation reasons or on
          event of default and/or the method of
          calculating the same:

                           GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                            Permanent Global Note not exchangeable for
                                                    Definitive Bonds

17.       Additional Financial Centre(s) or other   Not Applicable
          special provisions relating to Payment
          Dates:

18.       Talons for future Coupons or Receipts     No
          to be attached to Definitive Bonds (and
          dates on which such Talons mature):

19.       Other terms or special conditions:        Not Applicable

                                                         DISTRIBUTION

20. (i)   If syndicated, names and addresses of     Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                 23RD May 2007

    (iii) Stabilizing Manager(s) (if any):          Not Applicable
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21.       If non-syndicated, name and address of    Macquarie Bank Ltd
          relevant Dealer:                          No. 1 Martin Place
                                                    SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C rules          TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:          Not Applicable
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                           PART B - OTHER INFORMATION

1.        LISTING AND ADMISSION TO TRADING

(i)       Listing:                                  Bourse de Luxembourg.

(ii)      Admission to trading:                     Application has been made for the bonds to
                                                    be admitted to trading on the regulated
                                                    market of the Bourse de Luxembourg with
                                                    effect from the Issue Date.

2.        RATINGS

          Ratings:                                  The bonds to be issued have been rated:

                                                    S&P:     AAA
                                                    Moody's: Aaa

                                                    An obligation rated 'AAA' by S&P has the
                                                    highest credit rating assigned by Standard
                                                    & Poor's. The obligor's capacity to meet
                                                    its financial commitment on the obligation
                                                    is extremely strong.
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                                                    Obligations rated Aaa by Moody's are judged
                                                    to be of the highest quality with minimal
                                                    credit risk.

                                                    A credit rating is not a recommendation to
                                                    buy, sell or hold securities and may be
                                                    revised or withdrawn by the rating agency
                                                    at any time. Each rating should be
                                                    evaluated independently of any other
                                                    rating.

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:                    See "Use of Proceeds" section in the
                                                    prospectus supplement.

(ii)      Estimated net proceeds:                   Not Applicable.

(iii)     Estimated total expenses:                 Not Applicable.

5.        YIELD

          Indication of yield:                      6.195%

                                                    Calculated as 7 basis points less than the
                                                    yield on the equivalent A$ Domestic Bond
                                                    issued by the Issuer under its Domestic A$
                                                    Bond Facility on the Trade Date.

                                                    The yield is calculated on the Trade Date
                                                    on the basis of the Issue Price. It is not
                                                    an indication of future yield.

6.        OPERATIONAL INFORMATION

    (i)   ISIN Code:                                 US748305BG31

    (ii)  Common Code:                              027594204

    (iii) CUSIP Code:                               748305BG3

    (iv)  Any clearing system(s) other than         Not Applicable
          Depositary Trust Company, Euroclear
          Bank S.A./N.V. and Clearstream Banking,
          societe anonyme and the relevant
          identification number(s):

(v)       Delivery:                                 Delivery free of payment

(vi)      Names and addresses of additional         Not Applicable
          Paying Agent(s) (if any):
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